Exhibit 10.1
Share Purchase Agreement
STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 9, 2010, is made by and among Mammatech Corporation, a Florida corporation (the “Company”), Verdad Telecom, Inc., a Nevada corporation (the “Purchaser”), and Mark K. Goldstein and Henry S. Pennypacker (collectively, the “Principals”).

RECITALS

WHEREAS, Company desires to sell to Purchaser, and Purchaser desires to buy from Company, 94,572,375 shares (the “Shares”) of Company’s common stock, par value $0.0001 per share (the “Common Stock”), representing approximately 94.5% of Company’s issued and outstanding Common Stock; and

WHEREAS, The Principals are the principals stockholders of the Company and are willing to provide the indemnification under Section 5.7 hereof; and

WHEREAS, in connection with the Purchaser’s purchase of the Shares, the parties hereto desire to establish certain rights and obligations by and among themselves.

AGREEMENTS

NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements herein contained and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION I                      DEFINITIONS.

The following terms when used in this Agreement have the following respective meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means with respect to any Person, any (i) officer, director, partner or holder of more than 10% of the outstanding shares or equity interests of such Person, (ii) any relative of such Person, or (iii) any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person.  A Person will be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “Controlled” Person, whether through ownership of voting securities, by contract, or otherwise.

“Acquisition Proposal” means any offer or proposal for, or indication of interest in, any acquisition of all or a portion of the Shares or any other assets or securities of the Company, whether by way of a purchase, merger, consolidation or other business combination.

“Business Day” means a day other than Saturday, Sunday or statutory holiday in the State of New York and in the event that any action to be taken hereunder falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day.

“Bylaws” mean the Bylaws of the Company.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended, and as on file with the Secretary of State of the State of Florida on the date of this Agreement.

“Closing Date” has the meaning set forth in Section 3.1 hereof.

“Closing” has the meaning set forth in Section 3.1 hereof.

“Common Stock” has the meaning set forth in the recitals hereto.

“Company” has the meaning set forth in the recitals hereto.

“Company Closing Obligations” shall have the meaning as used in Section 4.2(j) hereof.

 “Corporate Records” shall have the meaning as used in Section 4.2(n) hereof.

“Encumbrances” shall have the meaning as used in Section 4.1(b) hereof.

“End Date” has the meaning set forth in Section 7.1(b)(i) hereof.

“Fully-Diluted Basis” shall mean the aggregate of all shares of outstanding Common Stock, all shares of outstanding Preferred Stock on an as-converted basis, all outstanding options on an as-exercised basis, and all convertible securities or other conversion rights on an as-converted basis.

“GAAP” means generally accepted accounting principles in the United States.

“GFI Shares” has the meaning set forth in the recitals hereto.

“Governmental Authority” means the United States, any state or municipality, the government of any foreign country, any subdivision of any of the foregoing, or any authority, department, commission, board, bureau, agency, court, or instrumentality of any of the foregoing.

“Indemnification” shall have the meaning as used in Section 5.7 hereof.

 “Information Statement” means the information statement regarding a change in the majority of directors of the Company pursuant to Rule 14f-1 as promulgated under the 1934 Act, together with any amendments or supplements thereof.

“Knowledge” means the actual knowledge of such Person or its Affiliates.

 “Lien” means any mortgage, lien, pledge, security interest, easement, conditional sale or other title retention agreement, or other encumbrance of any kind.

“Material Adverse Effect” means a change or effect in the condition (financial or otherwise), properties, assets, liabilities, rights or business of the Company which change or effect, individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, liabilities, rights, operations or business.

“Material Changes” shall have the meaning as used in Section 4.1(g) hereof.

“Minute Books” shall have the meaning as used in Section 4.1(n) hereof.

“Operating Subsidiary” shall mean MammaCare Corporation, a wholly-owned subsidiary of the Company, which owns and operates the breast cancer detection business.

“OTCBB” has the meaning set forth in Section 4.1(m) hereof.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, or Governmental Authority.

 “Purchase Price” shall have the meaning as used in Section 2.1 hereof.

“Returns” shall have the meaning as used in Section 4.1(l) hereof.

“SEC” means the Securities and Exchange Commission.

“SEC Filings” means the Company’s annual report, quarterly report and other publicly-available filings made by the Company with the SEC under Section 13 or Section 15(d) of the 1934 Act.

“Shares” shall have the meaning set forth in the recitals hereto.

“Stockholders” mean the record holders of shares of the Company’s Common Stock.

“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

SECTION II                      PURCHASE AND SALE OF COMMON STOCK.

2.1 Purchase of Common Stock.  At the Closing, based upon the representations, warranties, covenants and agreements of the parties set forth in this Agreement the Purchaser hereby subscribes for and agrees to purchase, and Company hereby agrees to sell, assign, issue and deliver to Purchaser, the Shares for an aggregate consideration of Ninety-Seven Thousand One Hundred Ninety-Four U.S. Dollars and no U.S. Cents (US$97,194) (“Purchase Price”).  The Purchase Price per Share is approximately $0.0011.

2.2 Payment for Common Stock.  At the Closing Date, the Purchaser shall pay the Purchase Price to the Company.

2.3 Payment of Certain Company Obligations.  The Company agrees to pay prior to or at the Closing certain obligations of the Company, as more specifically set forth on Schedule 4.1(j) hereto (“Company Closing Obligations”).

2.4 Manner of Payment.  At the Closing, the Purchaser shall deposit by wire transfer of immediately available funds an amount equal to the sum of the Purchase Price in the Company’s bank account.  On the Closing Date, the Company shall disburse the Purchase Price to pay any Company Closing Obligations not previously paid by the Company, with the proceeds of the Purchase Price remaining after the payment of the Closing Obligations being transferred to the Operating Subsidiary.

SECTION III                                THE CLOSING.

3.1 Closing.  The closing of the sale of the Shares pursuant to Section 2.1 hereof and certain of the other transactions contemplated hereby (the “Closing”) shall take place at the offices of the Company on the next Business Day (or such later date as the parties hereto may agree) following the satisfaction or waiver of the conditions set forth in Section VI hereof (the “Closing Date”), or at such other time or place as the parties mutually agree.

3.2 Deliveries by the Company.  At the Closing, the Company shall deliver or cause to be delivered to the Purchaser or its designee the following items (in addition to any other items required to be delivered to the Purchaser pursuant to any other provision of this Agreement):

(a) a certificate representing the Shares in accordance with directions delivered to the Company’s transfer agent (“Transfer Agent”) at Closing to issue to the Purchaser certificates representing the Shares (“Certificates”) with the restrictive legend under the 1933 Act;

(b) a full and complete release by each of the Principals, on the one hand, and the Company, on the other hand, releasing each other from any and all liabilities, claims and obligations, arising prior to the Closing, that each such party may have against the other party, in a form reasonably acceptable to the Purchaser, provided, however, that Principals shall retain any statutory or other rights to indemnification provided to them as a result of their service as an officer and director of the Company and further provided that the release shall not affect the rights and obligations of the parties under this Agreement or any other agreement entered to by them as part of the Closing;

(c) the minutes of a meeting of the board of directors of the Company,  or a written consent or action in lieu thereof, authorizing such Company’s entrance into this Agreement and the issuance of such Company’s Shares to the Purchaser as contemplated herein;

(d) resignations of all directors and officers from their positions in the Company;

(e) duly executed corporate actions accepting the foregoing resignations appointing Eric Stoppenhagen as the sole director of the Company and as the President, Chief Financial Officer and Secretary of the Company effective as of the Closing; and

(f) all records and documents relating to the Company, wherever located, including, but not limited to, all books, records, government filings, Tax Returns, consent decrees, orders, and correspondence, financial information and records, electronic files containing any financial information and records, and other documents used in or associated with the Company, to the extent such records and documents have not been previously delivered to the Purchaser.

3.3 Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver or cause to be delivered to the Company (in addition to any other items required to be delivered to the Company pursuant to any other provision of this Agreement):

(a) the Purchase Price; and

(b) the minutes of a meeting of the Board of Directors of the Purchaser, or a written consent in lieu thereof, authorizing the Purchaser’s entrance into this Agreement and the purchase of the Shares from the Company as contemplated herein.

SECTION IV                                REPRESENTATIONS AND WARRANTIES.

4.1 Representations and Warranties of the Company.    The Company represents and warrants to the Purchaser, with respect to the Company, that:

(a) Organization and Standing.  The Company is duly incorporated and validly existing under the laws of the State of Florida, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted.  The Company does not own any equity interest, directly or indirectly, in any other Person or business enterprise other than the Operating Subsidiary.  The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect upon its assets, properties, financial condition, results of operations or business.  The Company has only one subsidiary.  Except as set forth in Section 3.2(c) hereof, no corporate proceedings on the part of the Company (including the approval of the Company’s Board of Directors or shareholders) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b) Capitalization.  At the date of this Agreement, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, of which 5,427,625 shares are issued and outstanding, and (ii) no shares of preferred stock (“Preferred Stock”), of which no shares are issued and outstanding.  The Company has no other class or series of equity securities authorized, issued, reserved for issuance or outstanding.  There are (x) no outstanding options, offers, warrants, conversion rights, contracts or other rights to subscribe for or to purchase from the Company, or agreements obligating the Company to issue, transfer, or sell (whether formal or informal, written or oral, firm or contingent), shares of capital stock or other securities of the Company (whether debt, equity, or a combination thereof) or obligating the Company to grant, extend, or enter into any such agreement and (y) no agreements or other understandings (whether formal or informal, written or oral, firm or contingent) which require or may require the Company to repurchase any of its Common Stock.  There are no preemptive or similar rights granted by the Company with respect to the Company’s capital stock.  There are no anti-dilution or price adjustment provisions contained in any security issued by the Company.  Except as set forth on Schedule 4.1(b) hereto, the Company is not a party to, and, without inquiry, no Stockholder is a party to, any registration rights agreements, voting agreements, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of any shares of the capital stock of the Company, or any agreement with respect to the transferability, purchase or redemption of any shares of the capital stock of the Company.  The sale of the Shares to the Purchaser does not obligate the Company to issue any shares of capital stock or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of Company securities, by agreement with the Company, to adjust the exercise, conversion, exchange or reset price under such securities.  The outstanding Common Stock is all duly and validly authorized and issued, fully paid and nonassessable.  The Shares represent approximately 94.5% of the outstanding Common Stock of the Company, on a Fully-Diluted Basis.

(c) Status of Shares.  The Shares, when issued, (i) will be duly authorized, validly issued, fully paid and nonassessable, (ii) will be issued in compliance with all applicable United States federal and state securities laws, (iii) subject to restrictions under this Agreement, and applicable United States federal and state securities laws, have the rights set forth in the Certificate of Incorporation, as amended,  and (iv) will be free and clear of all Encumbrances (other than Encumbrances created by the Company or Purchaser and restrictions on the resale of the Shares under applicable securities laws).

(d) Conflicts; Defaults.  The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions and obligations contemplated hereby and thereby to be performed by it do not (i) violate, conflict with, or constitute a default under any of the terms or provisions of, the Certificate of Incorporation, as amended, the Bylaws, or any provisions of, or result in the acceleration of any obligation under, any contract, note, debt instrument, security agreement or other instrument to which the Company is a party or by which the Company, or any of the Company’s assets, is bound; (ii) result in the creation or imposition of any Encumbrances or claims upon the Company’s assets or upon any of the shares of capital stock of the Company; (iii) constitute a violation of any law, statute, judgment, decree, order, rule, or regulation of a Governmental Authority applicable to the Company; or (iv) constitute an event which, after notice or lapse of time or both, would result in any of the foregoing.

(e) Securities Laws.  The Company has complied in all material respects with applicable federal securities laws, rules and regulations, including the Sarbanes-Oxley Act of 2002, as amended, as such laws, rules and regulations apply to the Company and its securities.  All shares of capital stock of the Company have been issued in accordance with applicable federal securities laws, rules and regulations.  There are no stop orders in effect with respect to any securities of the Company that have been communicated to the Company’s transfer agent.

(f) SEC Filings.  The SEC Filings, when filed, complied in all material respects with the requirements of Section 13 or Section 15(d) of the 1934 Act, as such sections were applicable as of the dates when filed, and did not, as of the dates when filed, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  The financial statements of the Company included in the SEC Filings complied in all material respects with the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements were prepared in accordance with GAAP applied on a consistent basis during the periods covered by such financial statements, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and for the periods indicated, and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.  All material agreements to which the Company is a party or to which the property or assets of the Company are subject and which are required to be disclosed pursuant to the 1934 Act are included as part of or specifically identified in the SEC Filings.

(g) Material Changes. Since the date of the latest audited financial statements included within the SEC Filings, except as specifically disclosed in the SEC Filings, (i) there has been no event that could result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of the business consistent with past practice, and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP as required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or the identity of its auditors, except as disclosed in its SEC Filings, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities (“Material Changes”).

(h) Absence of Litigation.  There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or threatened in writing against or affecting the Company.

(i) Brokers, Finders, and Agents.  The Company is not, directly or indirectly, obligated to anyone acting as broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.  No Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against the Company, the Company or the Purchaser for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers’ or finders’ fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by the Company.

(j) Businesses and Liabilities.  The Company has no liabilities or obligations of any kind or nature, except for: (i) the Company Closing Obligations set forth on Schedule 4.1(j) hereto, as may be updated and supplemented by the Company at any time prior to the Closing, (ii) Transferred Obligations (as defined herein), and (iii) such obligations and liabilities set forth on the other schedules to this Agreement.  As of the Closing, the Company’s only assets consist of the capital stock of the Operating Subsidiary. At Closing all cash and cash equivalents including, without limitation, the proceeds of the Purchase Price remaining after the payment of the Company Closing Obligations, shall be transferred to the Operating Subsidiary.

(k) No Agreements.  Except as set forth on Schedule 4.1(k) hereto, the Company is not a party to any agreement, commitment or instrument, whether oral or written, which imposes any obligations or liabilities on the Company after the Closing.

(l) Taxes.

(i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to the Company.  All such Returns are true, correct and complete and the Company has no basis to believe that any audit of the Returns would cause a Material Adverse Effect upon the Company or its financial condition.  The Company has paid all Taxes shown to be due on such Returns.

(ii) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) The Company has no material Tax deficiency outstanding, proposed or assessed against the Company, and the Company has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Returns of the Company by any Tax authority is known by the Company to be presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vi) The Company has no liability for any Taxes for its current fiscal year, whether or not such Taxes are currently due and payable.

(m) OTC Bulletin Board Quotation.  The Common Stock is eligible for quotation on the Over-the-Counter Bulletin Board (the “OTCBB”).  There is no known action or known proceeding pending or threatened in writing against the Company by the Nasdaq or the Financial Industry Regulatory Authority with respect to any intention by such entities to prohibit or terminate the quotation of the Common Stock on the OTCBB.

(n) Corporate Records.  All records and documents relating to the Company, including, but not limited to, the books, shareholder lists, government filings, Tax Returns, consent decrees, orders, and correspondence, financial information and records (including any electronic files containing any financial information and records), and other documents used in or associated with the Company (the “Corporate Records”) are true, complete and accurate in all material respects.  The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of the Board of Directors of the Company (and any committees thereof), similar governing bodies and shareholders (the “Minute Books”).  Copies of such Corporate Records of the Company and the Minute Books currently in the possession of the Company, have been heretofore delivered to the Purchaser; the original Corporate Records and Minute Books, to the extent such original Corporate Records and Minute Books exist, will be delivered to the Purchaser at Closing pursuant to Section 3.2(f).

(o) Disclosure.  The Company acknowledges and agrees that the representations and warranties in this Section 4.1 are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.  The Purchaser acknowledges and agrees that the Company does not make and has not made (i) any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4.1, or (ii) any statement, commitment or promise to the Purchaser or any of its representatives which is or was an inducement to the Purchaser to enter into this Agreement, other than as set forth in this Agreement.

(p) Exclusions.  The Purchaser acknowledges and agrees that: (i) it has reviewed any and all information which it deems appropriate with respect to the Company’s reverse split undertaken on or about December 2, 2004 and the director and stockholder approvals and SEC filings made in connection therewith, the Company’s transfer agent records, and the Company’s stockholder records and lists, (ii) it accepts all of the foregoing matters and acknowledges that Company makes no representations or warranties with respect to such matters, notwithstanding anything contained in Section 4.1 of this Agreement or any other provisions hereof, and (iii) it waives any and all rights or claims to indemnification under Section 5.7 with respect to the foregoing maters.

4.2 Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Company that:

(a) Organization and Standing.  The Purchaser is duly incorporated and validly existing under the laws of the State of Nevada, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted.  The Purchaser is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect upon its assets, properties, financial condition, results of operations or business.    Except as set forth in Section 3.3(b) hereof, no corporate proceedings on the part of the Purchaser (including the approval of the Purchaser’s Board of Directors or shareholders) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b) Capacity of the Purchaser; Authorization; Execution of Agreements.  The Purchaser has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder.  The execution and delivery of this Agreement by the Purchaser, and the performance by the Purchaser of the transactions and obligations contemplated hereby, including, without limitation, the purchase of the Shares from the Company hereunder, have been duly authorized by all requisite corporate action of the Purchaser.  This Agreement constitutes a valid and legally binding agreement of the Purchaser, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States (both state and federal), affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

(c) Investment Intent.  The Shares being purchased hereunder by the Purchaser are being purchased for its own account and are not being purchased with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act.  The Purchaser understands that such Shares have not been registered under the 1933 Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act pursuant to Section 4(2) thereof, the provisions of Rule 506 of Regulation D promulgated thereunder, and/or such other available exemption from registration, and under the securities laws of applicable states and agrees to deliver to the Company, if requested by the Company, an investment letter in customary form.  The Purchaser further understands that the certificates representing such Shares shall bear a legend substantially similar to the following and agrees that it will hold such Shares subject thereto:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS.  NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACTS AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).

(d) Accredited Investor.  The Purchaser, and each of the stockholders of the Purchaser, is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

(e) Suitability and Sophistication.  The Purchaser, and each of the stockholders of the Purchaser, has (i) such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of purchasing the Shares it is purchasing; (ii) independently evaluated the risks and merits of purchasing such Shares and has independently determined that the Shares are a suitable investment for it; and (iii) sufficient financial resources to bear the loss of its entire investment in such Shares.  The Purchaser has had an opportunity to review the SEC Filings of the Company.

(f) Brokers, Finders, and Agents.  The Purchaser is not, directly or indirectly, obligated to anyone acting as broker, finder, or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.  No Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against the Company, the Company or the Purchaser for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers’ or finders’ fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by the Purchaser.

(g) Disclosure.  The Purchaser acknowledges and agrees that the representations and warranties by the Purchaser in this Section 4.2 are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.  The Company acknowledges and agrees that the Purchaser does not make and has not made (i) any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4.2, or (ii) any statement, commitment or promise to the Company or any of its representatives which is or was an inducement to the Company to enter into this Agreement, other than as set forth in this Agreement.

4.3 Rule 144.  The Purchaser acknowledges that the Shares it will be purchasing must be held indefinitely unless subsequently registered under the 1933 Act or unless an exemption from such registration is available.  The Purchaser is aware of the provisions of Rule 144 promulgated under the 1933 Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about the Company.

SECTION V                      COVENANTS OF THE PARTIES.

5.1 Commercially Reasonable Efforts.  Subject to the terms and conditions hereof, each party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary SEC filings and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Person and/or any Governmental Authority in order to consummate any of the transactions contemplated by this Agreement, (ii) executing and delivering such other documents, instruments and agreements as any party hereto shall reasonably request, and (iii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, orders, registrations, approvals, permits and authorizations.  Notwithstanding the foregoing, in no event shall any party have any obligation, in order to consummate the transactions contemplated hereby, to: (i) take any action(s) that would result in Material Adverse Changes in the benefits to the Company on the one hand or to the Purchaser on the other of this Agreement, or (ii) dispose of any material assets or make any material change in its business other than as contemplated by this Agreement, or (iii) expend any material amount of funds or otherwise incur any material burden other than those contemplated by this Agreement.

5.2 Certain Filings; Cooperation in Receipt of Consents.

(a) The Company, Principals and the Purchaser shall reasonably cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby, and (ii) taking or seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith.  Each party shall permit the other party to review any communication given by it to, and shall consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

(b) The Company shall timely file all reports required to be filed by it pursuant to Section 13 of the 1934 Act and all other documents required to be filed by it with the SEC under the 1933 Act or the 1934 Act from the date of this Agreement to the Closing; provided, however, that the Purchaser shall cause the Company to file the Post-Closing 8-K as set forth in Section 5.10 hereof.  The Company shall file the Quarterly Report on Form 10-Q for the quarter ended May 31, 2010 prior to the Closing.

5.3 Public Announcements.  The parties shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, shall not issue any such press release or make any such public statement prior to such consultation.

5.4 Access to Information; Notification of Certain Matters.

(a) From the date hereof to the Closing and subject to applicable law, the Company shall (i) give to the Purchaser or its counsel reasonable access to the books and records of the Company, and (ii) furnish or make available to the Purchaser and its counsel such financial and operating data and other information about the Company as such Persons may reasonably request.

(b) Each party hereto shall give notice to each other party hereto, as promptly as practicable after the event giving rise to the requirement of such notice, of:

(i) any communication received by such party from, or given by such party to, any Governmental Authority in connection with any of the transactions contemplated hereby;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed, or that relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.4(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.5 Board of Directors and Officers.  The Principals shall cause the Company to appoint Eric Stoppenhagen as the sole director of the Company and as the President, Chief Financial Officer and Secretary of the Company at the Closing and obtain any necessary resignations from the Company’s current directors and officers effective as of the Closing.

5.6 Interim Operations of the Company.  During the period from the date of this Agreement to the Closing, the Company to conduct its business only in the ordinary course of business consistent with past practice, except to the extent otherwise necessary to comply with the provisions hereof and with applicable laws and regulations.  Additionally, during the period from the date of this Agreement to the Closing, except as required hereby in connection with this Agreement, the Company shall not do any of the following without the prior consent of the Purchaser: (i) amend or otherwise change its Certificate of Incorporation or Bylaws, (ii) issue, sell or authorize for issuance or sale (including, but not limited to, by way of stock split or dividend), shares of any class of its securities or enter into any agreements or commitments of any character obligating it to issue such securities, other than in connection with the exercise of outstanding warrants or outstanding stock options granted to directors, officers or employees of the Company prior to the date of this Agreement; (iii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) with respect to its common stock, (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, (v) enter into any material contract or agreement or material transaction or make any material capital expenditure other than those relating to the transactions contemplated by this Agreement, (vi) create, incur, assume, maintain or permit to exist any indebtedness except as otherwise incurred in the ordinary course of business, consistent with past practice, or except for the Company Closing Obligations, (vii) pay, discharge or satisfy claims or liabilities (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice, or except for the Company Closing Obligations, (viii) cancel any material debts or waive any material claims or rights, (ix) make any loans, advances or capital contributions to, or investments in financial instruments of any Person, (x) assume, guarantee, endorse or otherwise become responsible for the liabilities or other commitments of any other Person, (xi) alter in any material way the manner of keeping the books, accounts or records of the Company or the accounting practices therein reflected other than alterations or changes required by GAAP or applicable law, (xii) enter into any indemnification, contribution or similar contract pursuant to which the Company may be required to indemnify any other Person or make contributions to any other Person, (xiii) amend or terminate any existing contracts in any manner that would result in any material liability to the Company for or on account of such amendment or termination, or (xiv) change any existing or adopt any new tax accounting principle, method of accounting or tax election except as provided herein or agreed to in writing by the Purchaser.  Notwithstanding the foregoing, prior to the Closing, the Company may, without the consent of the Purchaser, create the Operating Subsidiary and transfer to the Operating Subsidiary the assets and liabilities of the Company related to the breast cancer detection business.

5.7 Indemnification.  The Principals hereby, jointly and severally, agree to indemnify and hold harmless the Purchaser and the Company (the “Indemnified Parties”) from and against any and all liabilities, obligations, claims, losses, expenses, actual damages, actions, liens and deficiencies (including reasonable attorneys’ fees) which exist, or which may be imposed on, incurred by or asserted against the Indemnified Parties due to or arising out of any material breach or inaccuracy of any representation or warranty of the Company under Section 4.1 hereof, or any covenant, agreement or obligation of the  Principals hereunder or in any other certificate, instrument or document contemplated hereby or thereby (“Damages”), for a period of one (1) year from the Closing Date (the “Indemnification,” and the period herein is referred to as the “Indemnification Period”).  No claim for Indemnification may be made for consequential, indirect or special damages.  Notwithstanding the foregoing, the Principals individually and collectively shall not be obligated to pay to the Indemnified Parties any amounts for Indemnification for Damages in excess of the Purchase Price (the “Cap”).  The Principals shall not be obligated to make any payment for Indemnification in respect of any claims for Damages that are made by the Indemnified Parties after the expiration of the Indemnification Period; provided, however, that the obligations of the Principals under the Indemnification shall remain in full force and effect in respect of any claims for Damages, subject to the Cap, which are made prior to, and remain pending at, the expiration of the Indemnification Period. The indemnification provided by this Section 5.7 shall be the sole remedy of the Indemnified Parties for any Damages.

5.8 Information Statement.  The Company shall file the Information Statement with the SEC, and to mail the Information Statement to its Stockholders, within two (2) Business Days after the execution and delivery of this Agreement by the parties.  The Information Statement shall be prepared by the Purchaser, and prior to filing with the SEC, shall be subject to the Company’s review and comment. At Closing, the Purchaser shall pay 50% of the out-of-pocket costs incurred by the Company to mail the Information Statement, costs expected not to exceed $1,500.

5.9 Stockholder Filings.  The Purchaser and the Principals shall, at their own cost and expense, make any stockholder filings with the SEC to the extent, and in the time period, required by SEC rules as a result of the transactions contemplated by this Agreement.    The Purchaser shall prepare such stockholder filings for the Principals.

5.10 Post-Closing 8-K.  Following the Closing, the Purchaser shall, at its own cost and expense, cause the Company to timely file a Current Report on Form 8-K with the SEC disclosing the change of control of the Company and the purchase of the Shares contemplated hereunder and any other information required in connection therewith (“Post-Closing 8-K”).

5.11 Company Filings.    The Company, at its cost and expense, to have filed, on or before the Closing, the Company's Quarterly Report on Form 10-Q for its fiscal quarter ended May 31, 2010 with the SEC.

5.12 Interim Actions of the Parties.

(a) Until the earlier of the Closing Date or the termination of this Agreement pursuant to Section VII hereof, neither the Company nor any of their respective Affiliates shall, directly or indirectly (i) take any action to solicit or initiate any Acquisition Proposal, or (ii) continue, initiate or engage in negotiations concerning any Acquisition Proposal with, or disclose any non-public information relating to the Company, or afford access to the properties, books or records of the Company to, any corporation, partnership, person or other entity (except the Purchaser and its Affiliates) that may be considering or has made an Acquisition Proposal.

(b) Until the earlier of the Closing Date or the termination of this Agreement pursuant to Section VII hereof, neither the Company nor any of its Affiliates shall engage directly or indirectly in any transaction involving any of the securities of the Company other than as contemplated by this Agreement.

5.13 Payment of Liabilities.  Prior to or at the Closing, Company shall pay in full each of the Company Closing Obligations, as well as any additional liabilities or obligations incurred by the Company since the date of this Agreement, including any and all liabilities or obligations incurred by the Company in connection with the transactions contemplated by this Agreement.  At Closing all cash and cash equivalents including, without limitation, the proceeds of the Purchase Price remaining after the payment of the Company Closing Obligations, shall be transferred to the Operating Subsidiary.

5.14 Tax Return.  Prior to or at the Closing, the Company shall file its U.S. and state income tax return for the fiscal year ended August 31, 2009.

5.15 Regulatory Matters.  Following the Closing, the Company and the Purchaser shall be solely responsible for all SEC, income tax and other regulatory matters and filings, for compliance with all applicable laws and regulations including Section 404(a) and (b) of Sarbanes Oxley, the preparation and audit of the Company’s financial statements, including those of the Operating Subsidiary, the maintenance of the Company’s public reporting status under the Exchange Act, and all costs associated with the foregoing.

SECTION VI                                 CONDITIONS.

6.1 Conditions to the Obligations of Each Party.  The obligations of the Company and the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a) No Governmental Authority of competent authority or jurisdiction shall have issued any order, injunction or decree, or taken any other action, that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby; and

(b) The parties shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by this Agreement.

6.2 Conditions to the Obligations of the Principals and the Company.  The obligations of the Company and the Principals to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following further conditions:

(a) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;

(b) The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and in all material respects at and as of the time of the Closing as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date);

(c) The Company shall have received a certificate signed by the Purchaser to the foregoing effect; and

(d) The Purchaser shall have delivered to the Company written instruments, in forms reasonably satisfactory to the Company, evidencing the Purchaser’s ability to pay by wire transfer of immediately available funds at least one (1) business day prior to the Closing, all funds necessary to satisfy the Purchaser’s obligations to the Company under Section 2.2 hereof.

(e) Termination by the Company, prior to the Closing, of any contracts or agreements in existence (other than agreements with the Company’s transfer agent or which are transferred to the Operating Subsidiary) that the Buyer, in its sole discretion, determines should be terminated, and that such termination shall not result in any additional liability or cost to the Company.

(f) The delivery to the Purchaser of all releases, novations, agreements with creditors and evidences of the payment, with respect to the Transferred Obligations (as defined below).

(g) On or prior to the Closing Date, the Company shall cause, at its cost and expense, to have timely filed its federal and state income tax returns for the year ended August 31, 2009.

(h) The Company shall have transferred all of the assets, business operations and contracts of its breast cancer detection business to the Operating Subsidiary, and the Operating Subsidiary shall have assumed, and be solely responsible for the payment of, all outstanding liabilities, obligations and indebtedness of the Company (“Transferred Obligations”), and indemnify the Company against all such Transferred Obligations.  The Purchaser shall assist in preparing all agreements and other documentation necessary to create the Operating Subsidiary and to effect to transfer of the foregoing assets and obligations to the Operating Subsidiary (the “Transfer”).  The Transfer shall be completed within two (2) business days following the execution of this Agreement. The Principals each shall have agreed to indemnify the Company for any liability, cost or expense actually paid by the Company for any Transferred Obligations.

6.3 Conditions to the Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following further conditions:

(a) The Company shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing;

(b) At least ten (10) days have expired since the filing of the Information Statement with the SEC, and any comments received from the SEC during such ten (10) day period have been responded to, or otherwise handled, to the mutual satisfaction of the Company and the Purchaser.

(c) The representations and warranties of each Company contained in this Agreement shall have been true and correct when made and at and as of the time of the Closing as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date);

(d) The Purchaser shall have received a certificate signed by each Company to the foregoing effect;

(e) The Shares being sold to the Purchaser hereunder for the Purchase Price shall represent 94.5% of the issued and outstanding shares of the Company’s Common Stock on a Fully-Diluted Basis;

(f) The Company shall have delivered to the Purchaser written instruments, in forms reasonably satisfactory to the Purchaser, evidencing the payment of the Company Closing Obligations, subject to the provisions of this Agreement, as well as any additional liabilities or obligations incurred by the Company since the date of this Agreement, including any and all liabilities or obligations incurred by the Company in connection with the transactions contemplated by this Agreement (other than the Company Closing Obligation).

SECTION VII                                TERMINATION.

7.1 Termination.  This Agreement may be terminated at any time prior to the Closing by written notice by the terminating party to the other party (except if such termination is pursuant to Section 7.1(a)):

(a) by mutual written agreement of the Purchaser, the Principals and the Company;

(b) by either the Purchaser, on the one hand, or by the Principals and the Company, on the other hand, if

(i) the transactions contemplated by this Agreement shall not have been consummated by July 25, 2010 (the “End Date”); provided, however, that this date will be automatically extended by the number of days reasonably needed for the Company, the Purchaser and the Company to review and respond to any SEC comment letters sent to the Company in respect of the Information Statement; provided further, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of, or has resulted in, the failure of the transactions to occur on or before the End Date; or

(ii) a judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining either the Company or the Purchaser from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, judgment or order shall have become final and nonappealable and, prior to such termination, the parties shall have used their respective commercially reasonable efforts to resist, resolve or lift, as applicable, such judgment, injunction, order or decree; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of such judgment, injunction, order or decree.

(c) by the Company and the Principals:

(i) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement shall have occurred which would cause the conditions set forth in Section 6.2(a) not to be satisfied, and any such condition shall be incapable of being satisfied by the End Date or such breach or failure to perform has not been cured within ten days after notice of such breach or failure to perform has been given by the Company to the Purchaser.

(d) by the Purchaser:

(i) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of either of the Company set forth in this Agreement shall have occurred which would cause the conditions set forth in Section 6.3 not to be satisfied, and any such condition is incapable of being satisfied by the End Date or such breach or failure to perform has not been cured within ten days after notice of such breach or failure to perform has been given by the Purchaser to the Company.

7.2 Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1, except as set forth in Section 7.3 below, there shall be no liability or obligation on the part of the Purchaser, the Principals or the Company, or any of their respective officers, directors, shareholders, agents or Affiliates, except that the provisions of this Section 7.2, Section 7.3 and Section VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement and except that, notwithstanding anything to the contrary contained in this Agreement, no parties shall be relieved of or released from any liabilities or damages arising out of its material breach of or material failure to perform its obligations under this Agreement.

7.3 Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses of any party hereto incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses.

SECTION VIII                                MISCELLANEOUS.

8.1 Waivers and Amendments.  This Agreement may be amended or modified in whole or in part only by a writing which makes reference to this Agreement executed by all of the parties hereto.  The obligations of any party hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party claimed to have given the waiver; provided, however, that any waiver by any party of any violation of, breach of, or default under any provision of this Agreement or any other agreement provided for herein shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreement provided for herein.

8.2 Entire Agreement.  This Agreement (together with any Schedules and/or any Exhibits hereto) among the Company, the Principals and the Purchaser, and the other agreements and instruments expressly provided for herein, together set forth the entire understanding of the parties hereto and supersede in their entirety all prior contracts, agreements, arrangements, communications, discussions, representations, and warranties, whether oral or written, including the Letter of Intent between the Company, the Principals and the Purchaser dated June 14, 2010, among the parties with respect to the subject matter hereof.

8.3 Governing Law and Submission to Jurisdiction.  This Agreement shall in all respects be governed by and construed in accordance with the internal substantive laws of the State of Florida without giving effect to the principles of conflicts of law thereof.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any Florida State or federal court sitting in Florida (or, if such court lacks subject matter jurisdiction, in any appropriate Florida State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Florida, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Florida as described herein.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Florida as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.4 Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and be deemed to have been duly given (a) when personally delivered or sent by facsimile transmission or e-mail (the receipt of which is confirmed in writing), (b) one Business Day after being sent by a nationally recognized overnight courier service or (c) five Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses set forth below.

If to the Company or the Principals:	Mammatech Corporation 930 NW 8th Avenue Gainesville, Florida 32601 Attn: Mr. Mark K. Goldstein
if to the Purchaser	Verdad Telecom, Inc.
And
Any party by written notice to the other may change the address or the persons to whom notices or copies thereof shall be directed.

8.5 Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.  The signature pages hereto in facsimile copy or other electronic means, including e-mail attachment, shall be deemed an original for all purposes.

8.6 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Company may not assign or transfer their rights hereunder without the prior written consent of the Purchaser, and the Purchaser may not assign or transfer its rights under this Agreement without the consent of the Company.

8.7 Third Parties.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their successors and assigns any rights or remedies under or by reason of this Agreement.

8.8 Schedules.  The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

8.9 Headings.  The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

8.10 Interpretation.  Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

[Signature Page Follows]

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

BY AND AMONG

THE COMPANY AND THE PURCHASER

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

THE COMPANY:
Mammatech Corporation
a Florida corporation

By:
Henry S. Pennypacker, President,
Chief Executive Officer, Director

THE PURCHASER:
Verdad Telecom, Inc.
a Nevada corporation

By: ______________
       Eric Stoppenhagen, President

Accepted and agreed to:
Principals

________________________________
Mark K. Goldstein, Individually

________________________________
Henry S. Pennypacker, Individually

SCHEDULE 4.1(b)

Capitalization

The Company has the following agreements with respect to its capital stock:

None

SCHEDULE 4.1(j)

Businesses and Liabilities

The Company Closing Obligations are as follows:

SWS	STARK ,WINTER ,SCHIENKEIN & CO.,LLP

SCHEDULE 4.1(k)

No Agreements

The Company has obligations under the following agreements, commitments and instruments: